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EXHIBIT 10.5

                     CONSULTING AGREEMENT WITH PHILIP AYOUB


January 1, 2001


Mr. Philip N. Ayoub
276 Palmer Hill Road
Riverside, CT 06878

Dear Mr. Ayoub:

         This will serve as the agreement between Philip Ayoub ("the Consultant") and Global Information Group/ADVA International. ("GIG") pursuant to which the Consultant will serve GIG as the Chief Financial Officer.

         1. Services. The Consultant will perform the services as needed in this capacity.

         2. Fees. Charges for the services of Philip Ayoub will be solely based upon the schedule below. The hourly fee payable to Philip Ayoub shall be paid as provided in Paragraph 3 (b) below.

January 1, 2001 to December 31, 2001 - $200.00 per hour

         3. Billing.

         (a) Unless the nature or timing of the projects is changed by GIG and agreed to by Philip Ayoub. Should GIG decide to change the nature or timing of the project, there may be subsequent discussions with Philip Ayoub to revise the project cost estimate and/or the timing of the project. Any changes to the maximum cost estimate, the term of this Agreement or the scope of services must be in writing and agreed to by GIG and Philip Ayoub.

         (b) On or before the 1st day of each calendar month, Philip Ayoub will submit his invoice for the previous month, which will be payable ten days after receipt but in no event later then the 10th day of the month.

         4. Any and all improvements, inventions, discoveries, formulas, processes, or methods within the scope of the business activities of the Company, or any of its affiliates (as such term is defined in Rule 405 under the Securities Act of 1933) which Consultant may conceive or make during his consultation period with the Company shall be the sole and exclusive property of the Company or such affiliates. Consultant agrees, whenever requested to do so by the Company and at its expense, to execute and sign any and all applications, assignments, or other instruments, and to do all other things which the Company may deem necessary or appropriate in order to apply for patent or other protection in the United States or any foreign country for such improvements, discoveries, formulas, processes, or methods.

         5. Confidentiality. Philip Ayoub acknowledges his responsibility, both during and after the term of its appointment, to use all reasonable efforts to preserve the confidentiality of any information or data developed by Philip Ayoub on behalf of GIG or disclosed by GIG to Philip Ayoub. Notwithstanding the above, Philip Ayoub's obligation to maintain the confidentiality of any such information that it maintains in its possession or control, shall cease on the third anniversary of the termination of this agreement. All information provided by GIG remains the property of GIG. All information, reports and materials produced by Philip Ayoub for GIG becomes and remains the property of GIG. Any of the foregoing information must be turned over to GIG promptly upon request. Philip Ayoub will not use any such information for any purpose other than for the benefit of WPC. This paragraph 5 shall survive the expiration or earlier termination of this Agreement for three years.

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         6. Indemnity. (a) It is acknowledged that Philip Ayoub cannot undertake to verify facts supplied to it by GIG. Accordingly, GIG agrees to indemnify and hold harmless Philip Ayoub from and against any and all losses, claims, damages, expenses (including reasonable attorney's fees and disbursements) or liabilities ("collectively, damages") which Philip Ayoub may incur as a result of any materials, releases, reports or information supplied to Philip Ayoub by GIG and for which Philip Ayoub has no responsibility. Notwithstanding anything contained herein to the contrary, GIG shall not be obligated to indemnify and hold harmless Philip Ayoub for Philip Ayoub's misconduct or negligence.

         (b) Philip Ayoub shall indemnify and hold harmless GIG in respect to any and all losses, claims, damages, expenses(including reasonable attorney fees and disbursements) which GIG may incur as a result of Philip Ayoub's misconduct, negligence or breach of this Agreement.

         (c) The provisions of this Paragraphs 5 shall survive the expiration or earlier termination of this agreement for three years.

         7. Term of Appointment. Philip Ayoub's appointment under this agreement shall be effective as of January 1, 2001 and continue thereafter until December 31st, 2001. GIG shall have the option to extend this agreement for another one year on the terms and conditions herein contained by giving written notice to Philip Ayoub on or before September 30th, 2001. Either party may terminate this agreement by giving the other party three-month's prior written notice.

Upon termination of this agreement, (I) Philip Ayoub shall transfer, assign and make available to GIG all property and materials in its possession or control belonging to GIG and (ii) the fees and reimbursements due and payable by GIG to Philip Ayoub pursuant to this agreement shall be the remainder of the contract through the date of termination.

         8. Notices. Any notice, statement, demand, consent, approval or other communication (collectively referred to herein as "Notices") required or permitted to be given, rendered or made by neither party hereto to the other, pursuant to this Agreement or pursuant to any applicable Law, shall be in writing (whether or not so stated elsewhere in this Agreement) and shall be deemed to have been properly given, rendered or made (a) on the day when delivered by hand or sent by telefacsimile with reasonable proof of delivery,
(b) on the third Business Day after being posed in a United States post office station or letter box in the continental United States if sent by registered or certified mail, return receipt requested, of (c) on the next succeeding Business Day if sent by an nationally recognized overnight courier service, delivery charges prepaid, addressed to the other party at the respective address set forth below:

To GIG:
         Global Information Group USA,  Inc
         Anthony Mohr
         President
         One Rockefeller Plaza, Ste 1420
         New York, NY 10020
         Fax: (212) 265-6402

To Philip Ayoub:

         Mr. Philip N. Ayoub
         276 Palmer Hill Road
         Riverside, CT 06878
         Fax: (203) 637-5848

         9. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of New York.

         10. Entire Agreement. This Letter Agreement constitutes the entire agreement between GIG and Philip Ayoub with respect to the subject matter hereof, supersedes all prior agreements or understandings, whether written or oral, between GIG and Philip Ayoub with respect to such subject matter.


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         11. Changes, Etc. This Letter Agreement may not be changed, rescinded, or modified, except by as described herein and by the agreement in writing between the parties hereto.

If you are in agreement with the above, would you kindly sign both copies of this letter in the space provided for that purpose below and return one copy to Philip Ayoub for his records.

Global Information Group USA, Inc.

By: /s/ Anthony E. Mohr
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Date:January 1, 2001

Agreed between and by Philip Ayoub

By: /s/ Philip Ayoub
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Date:January 5, 2001